UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2006

ACADIA Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50768

Delaware	06-1376651
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3911 Sorrento Valley Boulevard
San Diego, CA 92121
(Address of principal executive offices, including zip code)

(858) 558-2871
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 28, 2006, ACADIA Pharmaceuticals Inc. and Allergan Sales LLC entered into an amendment to extend the research term of the parties' March 27, 2003 collaboration (the "Amendment"). The 2003 collaboration originally provided for a three-year research term and provided for payments consisting of an upfront fee and research funding and related fees during the original research term, which will end on March 27, 2006. The Amendment extends the research term for two years through March 27, 2008. During the extended research term, the parties will focus joint research efforts in the area of pain, which will continue to support the parties' existing alpha adrenergic program. In addition, the parties may elect to pursue additional discovery activities in ophthalmic or other indications. ACADIA will receive additional research funding during the extended research term. Pursuant to the Amendment, during the extended research term, Allergan could exclusively license chemistry and related assets for up to three drug targets for development and commercialization. If ACADIA grants Allergan such an exclusive license, ACADIA would be eligible to receive license fees and milestone payments upon the successful achievement of agreed upon clinical and regulatory objectives.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

Date: March 06, 2006	By:	/s/ Thomas H. Aasen
Thomas H. Aasen
Vice President, Chief Financial Officer, Treasurer and Secretary